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                                                                     EXHIBIT 11

ADVANCE ROSS CORPORATION AND SUBSIDIARIES

STATEMENT RECOMPUTATION OF PER SHARE EARNINGS
YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
---------------------------------------------------------------------------------------------------
                                                                1994          1993          1992
PRIMARY:
  Average shares outstanding                                   3,423         3,342         3,511
  Net effect of dilutive stock options - based on
   the treasury stock method using average market price          889           704           198
                                                              ------        ------        ------
TOTAL                                                          4,312         4,046         3,709
                                                              ======        ======        ======

  Net income                                                  $8,346        $5,087        $  669
  Preferred stock dividends                                      (23)          (25)          (25)
  Reduction of interest expense due to application
   of proceeds from exercise of options in excess
   of 20% of shares outstanding                                                154
                                                              ------        ------        ------
NET INCOME APPLICABLE TO COMMON STOCK                         $8,323        $5,216        $  644
                                                              ======        ======        ======
PER SHARE EARNINGS                                            $ 1.93        $ 1.29        $ 0.18
                                                              ======        ======        ======
FULLY DILUTED:
  Average shares outstanding                                   3,423         3,342         3,511
  Net effect of dilutive stock options - based on the
   treasury stock method using the period-end price,
   if higher than average market price                           889           906           198
                                                              ------        ------        ------
TOTAL                                                          4,312         4,248         3,709
                                                              ======        ======        ======

  Net income                                                  $8,346        $5,087        $  669
  Preferred stock dividends                                      (23)          (25)          (25)
                                                              ------        ------        ------
NET INCOME APPLICABLE TO COMMON STOCK                         $8,323        $5,062        $  644
                                                              ======        ======        ======
PER SHARE EARNINGS                                            $ 1.93        $ 1.19        $ 0.18
                                                              ======        ======        ======


The shares outstanding have been restated to give effect to the two-for-one common stock split in January 1994.


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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-74620 of Advance Ross Corporation on Form S-8 of our report dated March 13, 1995, appearing in the Annual Report on Form 10-K of Advance Ross Corporation for the year ended December 31, 1994.


Deloitte & Touche LLP


DELOITTE & TOUCHE LLP
Chicago, Illinois
March 30, 1995









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